EXHIBIT 11

COMPUTATION OF PER SHARE EARNINGS
                                                   (in thousands, except for per
                                                            share data)
                                                   Nine Months Ended September 30

                                                        2000              1999
                                                        ----              ----

Net income                                           $  3,566           $ 2,962
                                                     ========           =======

Basic earnings per share weighted average shares        6,255             6,142

Net effect of dilutive stock options                      344               427
                                                     --------           -------
Diluted earnings per share weighted average shares      6,599             6,569
                                                     ========           =======
Basic earnings per share                             $    .57           $   .48
                                                     ========           =======
Diluted earnings per share                           $    .54           $   .45
                                                     ========           =======